Exhibit 10.1

February 7, 2024

[Name]
[Address]

Dear Sue:

Panbela Therapeutics, Inc. (the “Company”) thanks you for your past service. We consider your continued service and dedication to the Company essential to our success. To incentivize you to remain employed with the Company we are pleased to offer you a retention bonus as described in this letter agreement.

In appreciation of your past contributions, and as an inducement for you to continue your employment with the Company through at least August 15, 2024, the Company is making you eligible to earn a total retention bonus of $[●], less applicable withholdings (the “Retention Bonus”). Your eligibility to earn and receive the Retention Bonus is in addition to your ordinary base salary, incentive compensation and benefits, and subject to all terms and conditions identified in this letter agreement.

In order to earn the Retention Bonus, you must remain employed by the Company from the date of this letter agreement through the earliest of: (a) August 15, 2024; (b) the date the Company terminates your employment without Cause before August 15, 2024 (subject to you signing and not rescinding a release of claims); or (c) the date a Change in Control (as defined in the Company’s 2016 Omnibus Incentive Plan, as amended and restated, the “2016 Plan”) is completed with respect to the Company; (in each case, the “Vesting Date”).

If earned, the Retention Bonus will be paid to you in one lump sum cash payment on the first regularly scheduled pay date after the Vesting Date or, if earlier, within thirty (30) days thereafter. Notwithstanding the foregoing, if your employment with the Company is terminated by you for any reason or by the Company for Cause (as defined below), and your employment separation date is on or before August 15, 2024, then you will not earn or receive, and forfeit any right to earn or receive, any Retention Bonus. For purposes of this letter agreement, “Cause” has the meaning set forth in the Equity Plan.

This letter agreement does not modify the at-will employment relationship between you and the Company. The Company and you each retain the right to terminate your employment with the Company, with or without notice, at any time and for any or no reason.

All matters relating to the interpretation and enforcement of this letter agreement will be governed by the laws of the State of Minnesota. This letter agreement may not be assigned by you. The Company may assign this letter agreement to any successor, parent or affiliate of the Company without further consent by you.

This letter agreement contains the entire agreement and understanding between the Company and you with respect to your eligibility for any retention payments or any other form of retention-based compensation. This letter agreement may not be modified or amended except in a written amendment signed by you and an authorized representative of the Company.

Thank you again for your past and continued service to the Company!

Sincerely,

[Name]
[Title]

Acknowledgment and Acceptance:

By signing below, I accept and agree to the terms and conditions of this letter agreement as set forth above.

Date:
[Name]